Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 07-13

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS RECORD FIRST QUARTER RESULTS

Revenues Increase 111%

Net Income Rises 185% Excluding Non-recurring Charge and Tax Benefits

Adjusted EBITDA Surges 121%

CARENCRO, LA – MAY 10, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today reported for the three month period ended March 31, 2007, net income of $3.4 million ($0.14 per diluted share on 25.3 million diluted shares) on revenues of $38.9 million, a 111% increase in revenues over the comparable three month period in fiscal 2006. Net income for the first quarter of 2007 included a $1.0 million charge ($0.04 per diluted share) taken in connection with the early extinguishment of certain bank indebtedness repaid with the March 2007 completion of the Company’s $64.5 million senior credit facility. Excluding the after tax charge taken for the early extinguishment of debt, the Company would have reported net income of $4.0 million ($0.16 per diluted share).

For the comparable three month period ended March 31, 2006, the Company previously reported net income of $2.3 million ($0.10 per diluted share on fewer diluted shares—21.6 million diluted shares) on revenues of $18.5 million. Net income for the first quarter of 2006 included a $0.9 million tax benefit ($0.04 per diluted share) generated from the realization of a deferred tax asset. The Company’s remaining deferred tax asset was realized during the fiscal year ended December 31, 2006, thus, there is no further deferred tax asset to be realized in future periods. Excluding the tax benefit, the Company would have reported net income of $1.4 million ($0.07 per diluted share) for the three month period ended March 31, 2006.

The results for the three month period ended March 31, 2007 include the operations of BJM Industrial Investments, LLC and its wholly-owned subsidiary Charles Holston, Inc. (collectively “CHI”) from the date of acquisition, March 2, 2007. Including CHI as if the acquisition had occurred January 1, 2007, the Company would have reported for the three month period ended March 31, 2007, net income of $3.7 million ($0.15 per diluted share) on revenues of $43.5 million (or net income of $4.3 million, $0.17 per diluted share, excluding the after tax charge taken for early debt extinguishment).

After preferred stock dividends and non-cash charges attributable to the beneficial conversion feature of the preferred stock of $0.3 million in fiscal 2007 and $0.2 million in fiscal 2006, net income available to shareholders totaled $3.2 million ($0.14 per diluted share) and $2.1 million ($0.10 per diluted share) for the three months ended March 31, 2007 and 2006, respectively, a 52% increase year over year.

Earnings before interest, taxes, depreciation and amortization, other income and loss on debt extinguishment (“Adjusted EBITDA”) totaled $10.2 million for the three month period ended March 31, 2007, a 121% increase over the $4.6 million reported for the same period of fiscal 2006. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors to better understand the Company’s financial performance. (See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful).

Commenting on the record breaking results for the first quarter of 2007, James C. Eckert, OMNI’s Chief Executive Officer, said, “The first quarter of our fiscal year is normally the slowest three month period of our fiscal year. However, the first quarter of fiscal 2007 was filled with significant operating and financial accomplishments. During this three month period, we completed the acquisition of CHI. With this acquisition we initiated a new core business unit – Transportation Services. We also significantly increased our seismic drilling backlog and drilling capacity with the purchase of certain assets of Cypress Consulting, Inc. d/b/a Cypress Energy (“Cypress”) in March 2007. We significantly reduced the cost of borrowed capital going forward through the completion of our $64.5 million senior credit facility. Operationally, we reported record first quarter revenues of $38.9 million. Reflecting this 111% increase in our year-over-year first quarter revenues, our Adjusted EBITDA surged 121% and net income rose 185% during this period, excluding tax benefits and a $1.0 million non-recurring charge ($0.6 million after taxes) taken in connection with the completion of our senior credit facilities.”

“As we move forward with the integration of the acquisitions of Rig Tools, Inc., CHI and Cypress, we expect to capitalize on available cross-selling opportunities, increase asset utilization and further improve employee efficiencies. We expect that all of these efforts will result in improved profitability and increased shareholder value. For the balance of 2007, further organic growth and strategic expansion is anticipated. Including the operations of our recent acquisitions (Rig Tools, Inc, CHI and Cypress) for the entire period, OMNI would have reported Adjusted EBITDA of $40.4 million on revenues of $177.9 million for the twelve month period ended March 31, 2007.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate the acquisitions referenced herein, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
	2006	2007
Operating revenue	$18,455	$38,889
Operating expenses:
Direct costs	11,444	23,575
Depreciation and amortization	1,287	2,065
General and administrative expenses	2,390	5,116

Total operating expenses	15,121	30,756

Operating income	3,334	8,133
Interest expense	(1,116)	(1,570)
Loss on debt extinguishment	—	(1,004)
Other income (expense), net	84	10

Income before income taxes	2,302	5,569
Provision for income taxes	(886)	(2,144)

Income before income tax benefit	1,416	3,425
Income tax benefit arising from net operating loss carryforward	886	—

Net income	2,302	3,425
Dividends and accretion of preferred stock	(116)	(127)
Non-cash charge attributable to beneficial conversion feature of preferred stock	(96)	(128)

Net income available to common stockholders	$2,090	$3,170

Basic income per share:
Net income available to common stockholders	$0.13	$0.18

Diluted income per share:
Net income available to common stockholders	$0.10	$0.14

Weighted average common shares outstanding:
Basic	15,521	17,206
Diluted	21,645	25,323

EBITDA consists of earnings (net income or loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes other income (expense), and loss on debt extinguishment because these items are either non-recurring or non-cash. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (GAAP).

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. Management uses Adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows a more effective evaluation of the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three months ended March 31, 2006 and 2007 and the twelve months ended March 31, 2007, respectively.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	Three Months Ended March 31,		Twelve Months Ended March 31, 2007
	2006	2007
		(in thousands)
Net income	$2,302	$3,425	$26,914
Plus (less):
Interest	1,116	1,570	8,474
Loss on debt extinguishment	—	1,004	1,004
Other income	(84)	(10)	(972)
Depreciation and amortization	1,287	2,065	10,470
Provision for income tax expense	886	2,144	8,268
Income tax benefit from net operating loss carryforwards	(886)	—	(13,718)

Adjusted EBITDA	$4,621	$10,198	$40,440